Exhibit 99.1

GLOBAL EAGLE PROVIDES BUSINESS UPDATE

LOS ANGELES, CA, September 14, 2017 - Global Eagle Entertainment Inc. (Nasdaq: ENT) (“Global Eagle” or the “Company”), a leading provider of satellite-based connectivity and media to global mobility markets across air, sea and land, today provided a business update.

“While 2017 has been a year of transition for Global Eagle, we are building a solid foundation to position our company for future growth,” commented Jeff Leddy, CEO of Global Eagle. “Importantly, we have strengthened key areas in finance and other shared service functions, and continue to integrate past acquisitions across our business lines.”

Under its new leadership, Global Eagle is further professionalizing its business. This includes many new hires as well as adding new leadership positions within our finance, Content and Connectivity teams. The Company is implementing new software tools designed to enhance operations, improve the timeliness of our financial reporting and reduce future extraordinary expenses, such as audit, professional services and legal fees.

“Both the Content and Connectivity teams are winning new business and major renewals that we will discuss during our business-update call this afternoon, and both our Content and Connectivity businesses are benefiting from strong secular growth within their industries,” continued Mr. Leddy. “We have a number of opportunities in front of us and are poised to execute on them in the coming months. As we near the completion of the 2016 audit, we are focused on driving growth in 2018.”

Global Eagle and its auditors are strongly committed to filing the Company’s 2016 Form 10-K by September 30, 2017 and to filing its Q1 and Q2 2017 Form 10-Qs within 30 days thereafter. Global Eagle obtained an extension from its Credit Agreement lenders to make these filings within that timeline.

“We have made significant enhancements to our finance department in the last six months as we drive to improve both our processes and controls,” said Paul Rainey, CFO of Global Eagle. “We are already seeing these benefits in accounting and other areas as we near the close of our audit process. In addition, we are taking tremendous steps forward across our business lines to improve customer relations and make better informed decisions to enhance performance.”

Financial Update

•	For the fourth quarter 2016, Global Eagle expects to report revenue of $157 million, net loss of $88 million and Adjusted EBITDA* of $18.7 million. This compares to revenue of $113 million, net loss of $4.8 million and Adjusted EBITDA of $15.5 million in the fourth quarter 2015.

•	For full year 2016, Global Eagle expects to report revenue of $530 million, net loss of $109 million and Adjusted EBITDA of $57 million. This compares to revenue of $426 million, net loss of $2.1 million and Adjusted EBITDA of $50 million for full year 2015.

•	As previously reported, the Company had approximately $48 million in cash as of September 6, 2017, and the outstanding principal balance under its revolving credit facility was $50 million. The Company’s outstanding principal balance on its term-loan facility is $497 million, and the Company has $82.5 million in aggregate principal amount outstanding of its 2.75% convertible senior notes due 2035.

•	Global Eagle separately announced today that it received a notice of delisting of its securities from NASDAQ. The Company intends to appeal the delisting, and has provided more information on that process in a separate press release issued today (link).

Webcast

Global Eagle will host a webcast to discuss its business update today (Thursday, September 14, 2017) at 4:30 p.m. ET (1:30 p.m. PT). The Company will make the webcast available on the Investor Relations section of its website at http://investors.geemedia.com/events.cfm. An archive of the webcast replay will be on its website for 30 days following the event.

About Global Eagle

Global Eagle is a leading provider of media, content, connectivity and data analytics to markets across air, sea and land. Global Eagle offers a fully integrated suite of rich media content and seamless connectivity solutions to airlines, cruise lines, commercial ships, high-end yachts, ferries and land locations worldwide. With approximately 1,500 employees and 50 offices on six continents, the Company delivers exceptional service and rapid support to a diverse customer base. Find out more at: www.GlobalEagle.com.

Contact:

Peter A. Lopez

Vice President, Investor Relations

+1 310-740-8624

investor.relations@geemedia.com

pr@geemedia.com

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or GAAP, we present Adjusted EBITDA, which is a non-GAAP financial measure, as a measure of our performance. The presentation of Adjusted EBITDA is not intended to be considered in isolation from, or as a substitute for, or superior to, net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity. For more information on this non-GAAP financial measure, please see the table entitled “Reconciliation of GAAP Measure to Non-GAAP Measure” at the end of this release.

Adjusted EBITDA is one of the primary measures used by our management and board of directors to understand and evaluate our financial performance and operating trends, including period to period comparisons, to prepare and approve our annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA is one of the primary measures used by the compensation committee of our board of directors to establish the funding targets for (and subsequent funding of) our annual bonus pool for our employees and executives. We believe our presentation of Adjusted EBITDA is useful to investors both because it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and our management frequently uses it in discussions with investors, commercial bankers, securities analysts and other users of our financial statements.

We define Adjusted EBITDA as net income (loss) before income tax expense (benefit), interest income (expense), change in fair value of financial instruments, other (income) expense, depreciation and amortization, (including depreciation and amortization expense relating to equity method investments), as further adjusted to eliminate the impact of, when applicable, stock-based compensation, acquisition, integration and transaction costs, and restructuring charges. Other income (expense), acquisition, integration and transaction costs and restructuring charges include such items, when applicable, as (a) income (loss) from investments, foreign currency exchange gains (losses), loss on disposal of fixed assets and other income (expenses), (b) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (c) legal, accounting and other professional fees directly attributable to acquisition activity, (d) employee severance and retention payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (e) legal settlements (and related professional fees) or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date, and (f) restructuring expenses and employee termination benefits. Management does not consider these costs to be indicative of our core operating results.

Cautionary Note Concerning Forward-Looking Statements

We make “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including with respect to our expected financial performance, the timing of filing our delinquent Exchange Act reports and the NASDAQ delisting process and related appeal. These forward-looking statements are based on information available to us as of the date hereof and on our current expectations, forecasts and assumptions, and involve substantial risks and uncertainties. The financial performance information included in this release for fourth quarter and full-year 2016 is unaudited, and we may learn new information during the completion and finalization of our quarter and year-end financial and accounting procedures that may alter our final financial-performance results for those periods versus the information included herein and/or may require that we restate our financial statements for one or more prior fiscal periods. In addition, actual results may vary materially from those expressed or implied by the forward looking statements herein due to a variety of other factors, including: our ability to remediate material weaknesses in our internal control over financial reporting and to complete such remediation in a timely manner; our ability to maintain effective internal control over financial reporting; our ability to integrate businesses or technologies we acquire and realize run-rate synergies from those acquisitions; our dependence on our existing relationship and agreement with Southwest Airlines; increased demand by customers for greater bandwidth, speed and performance and increased competition from new technologies and market entrants; customer attrition due to direct arrangements between satellite providers and customers; pricing pressure in our Content segment and a reduction in the use of intermediary content service providers; a reduction or elimination of the time between our receipt of content and it being made available to the rental or home viewing market; a reduction in the volume or quality of content produced by studios, distributors or other content providers; increased on-board use of personal electronic devices and content accessed and downloaded prior to travel, or regulators’ prohibitions on any such devices onboard aircraft in some jurisdictions; our ability to compete as a content provider against “over the top” download services and other companies that offer in-flight entertainment systems; the costs to defend and/or settle current and potential future civil intellectual property lawsuits and related claims for indemnification as well as pending securities class action claims; limitations on the cash flow available to make investments due to our substantial indebtedness and our ability to generate sufficient cash flow to make payments thereon or maintain liquidity; our ability to remain in compliance with the operational and financial covenants in our credit agreement; our ability to repay the principal amount of our convertible notes at maturity, raise the funds necessary to settle conversions of our convertible notes or repurchase our convertible notes upon a fundamental change or on specified repurchase dates or due to future indebtedness; our ability to retain key members of senior management; and other risks and uncertainties set forth herein and in our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q.

The forward-looking statements herein speak only as of the date the statements are made (which is the date of this press release). You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Financial Information

The table below presents financial results for the three and twelve month periods ended December 31, 2016 and 2015.

Global Eagle Entertainment Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,

	2016	2015	2016	2015
Revenue	$157,017	$113,235	$530,008	$426,030
Cost of sales	111,536	72,191	366,738	279,156

Gross Margin	45,481	41,044	163,270	146,874

Operating expenses:
Sales and marketing	11,398	4,647	30,951	17,705
Product development	12,403	7,163	37,481	28,610
General and administrative	32,122	23,418	114,517	77,715
Provision for legal settlements	1,961	—	43,649	4,250
Amortization of intangible assets	11,881	7,720	35,936	26,994
Goodwill impairment	57,000	—	57,000	—
Restructuring charges	—	43	—	411

Total operating expenses	126,765	42,991	319,534	155,685

Loss from operations	(81,284)	(1,947)	(156,264)	(8,811)
Other income (expense), net:
Interest expense, net	(10,335)	(861)	(18,164)	(2,492)
Income from equity method investments	1,638	—	3,703	—
Change in fair value of derivatives	7,041	(1,928)	25,023	11,938
Other (expense) income, net	(1,703)	675	(6,326)	(1,140)

Loss before income taxes	(84,643)	(4,061)	(152,028)	(505)
Income tax expense (benefit)	3,322	749	(42,845)	1,621

Net income (loss)	$(87,965)	$(4,810)	$(109,183)	$(2,126)

Net loss per share
Basic	$(1.10)	$(0.06)	$(1.34)	$(0.03)

Diluted	$(1.10)	$(0.06)	$(1.34)	$(0.18)

Weighted average shares outstanding:
Basic	85,369	78,476	81,269	77,558

Diluted	85,369	78,476	81,269	78,394

Reconciliation of GAAP Measure to Non-GAAP Measure

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net Income	$(88.0)	$(4.8)	$(109.2)	$(2.1)

Income Tax	3.3	0.7	(42.8)	1.5
Other Income (Expense) [1]	5.0	2.1	(0.5)	(8.3)
Depreciation and Amortization	83.4	10.7	121.5	36.6
Stock-based Compensation	2.6	2.0	10.7	8.3
Acquisition and Realignment Costs [2]	12.3	4.7	77.1	13.7
Restructuring Charges [3]	0.0	0.1	0.0	0.5

Adjusted EBITDA	$18.7	$15.5	$56.9	$50.0

(1)	Other Income (Expense) principally includes income (loss) from investments, foreign currency exchange gains (losses) and loss on disposal of fixed assets. Management does not consider these costs to be indicative of our core operating results.
(2)	Acquisition and Realignment Costs include such items, when applicable, as (a) GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity as well as fees related to extraordinary efforts for the completion of the 2016 audit, (c) employee severance and retention payments and third party professional fees directly attributable to acquisition or corporate realignment activities and (d) legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date. Management does not consider these costs to be indicative of our core operating results.
(3)	Restructuring Charges includes restructuring expenses pursuant to our integration plan announced on September 23, 2014. Management does not consider these costs to be indicative of our core operating results.